Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated May 14, 2025, with respect to the financial statements of Kodiak Robotics, Inc. included in Amendment No. 1 to the Registration Statement (Form S-1) and related Prospectus of Kodiak AI, Inc. for the registration of 184,793,176 shares of common stock and 14,300,000 warrants to purchase shares of common stock.

/s/ Ernst & Young LLP

San Jose, CA

November 13, 2025